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                                                              Exhibit 99(c)(6)


                              COLUMBIA ENERGY GROUP
                         1998 VALUE SHARING RIGHTS PLAN


ARTICLE 1.  ESTABLISHMENT, PURPOSE AND DURATION

         1.1 ESTABLISHMENT OF THE PLAN. Columbia Energy Group, a Delaware corporation (hereinafter referred to as the "Company"), hereby establishes an incentive compensation plan to be known as the "Columbia Energy Group 1998 Value Sharing Rights Plan" (hereinafter referred to as the "Plan"), as set forth in this document.

         The Plan shall become effective as of January 1, 1998 (the "Effective Date") and shall remain in effect until terminated by the Board of Directors pursuant to Article 10 herein.

         1.2 PURPOSE OF THE PLAN. The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of Participants to those of the Company and its stockholders through the use of performance-based incentive awards.

         The Plan is further intended to motivate, attract and retain the services of Participants upon whose judgment, interest and special effort the successful conduct of Company's operations is largely dependent.

ARTICLE 2.  DEFINITIONS

         Whenever used in the Plan, the following terms shall have the meanings set forth below and, when such meaning is intended, the initial letter of the word is capitalized:

         2.1 "AWARD" means a grant under the Plan of Value Sharing Rights.

         2.2 "AWARD AGREEMENT" means an agreement entered into by each Participant and the Company, setting forth the terms and provisions applicable to an Award granted to a Participant under the Plan.

         2.3 "BOARD" or "BOARD OF DIRECTORS" means the Board of Directors of the Company.

         2.4(a) "CHANGE IN CONTROL OF COMPANY" means the earliest of the following to occur:


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          (i)     the acquisition by any party or parties of the beneficial
                  ownership of 25 percent or more of the voting shares of the Company;

         (ii) the occurrence of a transaction requiring shareholders' approval for the acquisition of the Company through purchase or exchange of stock or assets, or by merger, or otherwise; or

        (iii) the election during a period of 24 months, or less, of 30 percent or more of the members of the Board, without the approval of a majority of the Board as constituted at the beginning of the period.

         2.4(b) "CHANGE IN CONTROL OF SUBSIDIARY" means the earliest of the following to occur:

          (i) the sale of all or substantially all of the assets of a Subsidiary to a non-affiliate of the Company;

         (ii) the merger or consolidation of a Subsidiary with or into a non-affiliate of the Company; or

        (iii) the sale of 50 percent or more of the outstanding common stock of a Subsidiary to a non-affiliate of the Company.

         2.5 "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

         2.6 "COMMITTEE" means the committee, as specified in Article 3, appointed by the Board to administer the Plan.

         2.7 "COMPANY" means Columbia Energy Group, a Delaware corporation, or any successor thereto as provided in Article 12 herein.

         2.8 "DIRECTOR" means any individual who is a member of the Board of Directors of the Company.

         2.9 "DISABILITY" means "permanent and total disability" as defined under Section 22(e)(3) of the Code.

         2.10 "ELIGIBLE EMPLOYEE" means an Employee who is eligible to participate in the Plan, as set forth in Section 4.1 herein.

         2.11 "EMPLOYEE" means any full-time or regularly-scheduled part-time employee of the Company or a Subsidiary, who is not covered by any collective bargaining agreement to which the Company or any of its Subsidiaries is a party. Directors who are not otherwise employed by the Company shall not be considered Employees for purposes of the Plan. For purposes of the Plan,



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transfer of employment of a Participant between the Company and any one of its
Subsidiaries (or between Subsidiaries) shall not be deemed a termination of employment.

         2.12 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

         2.13 "PARTICIPANT" means an Employee of the Company who has outstanding an Award granted under the Plan.

         2.14 "PERSON" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, as used in Section 13(d) and 14(d) thereof, including usage in the definition of a "group" in Section 13(d) thereof.

         2.15 "SHARES" means the shares of common stock of the Company.

         2.16 "SUBSIDIARY" means any corporation that is a "subsidiary corporation" of the Company as that term is defined in Section 424(f) of the Code.

         2.17 "VALUE SHARING RIGHT" or "VSR" means an Award granted to an Employee, as described in Article 5 herein.


ARTICLE 3.  ADMINISTRATION

         3.1 THE COMMITTEE. The Plan shall be administered by such persons as shall be appointed by the Board (the "Committee").

         3.2 AUTHORITY OF THE COMMITTEE. The Committee shall have full power except as limited by law, the Articles of Incorporation and the Bylaws of the Company, subject to such other restricting limitations or directions as may be imposed by the Board and subject to the provisions herein, to determine the size of Awards; to determine the terms and conditions of such Awards in a manner consistent with the Plan; to construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish, amend or waive rules and regulations for the Plan's administration; and (subject to the provisions of Article 10 herein) to amend the terms and conditions of any outstanding Award. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authorities as identified hereunder.

         3.3 DECISIONS BINDING. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders or resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its



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stockholders, Employees, Participants and their estates and beneficiaries.

         3.4 COSTS. The Company shall pay all costs of administration of the Plan.

ARTICLE 4.  ELIGIBILITY AND PARTICIPATION

         4.1 ELIGIBILITY. Persons eligible to participate in the Plan include all officers and key employees of the Company and its Subsidiaries, as determined by the Committee, including Employees who are members of the Board, but excluding Directors who are not Employees.

         4.2 ACTUAL PARTICIPATION. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees those to whom Awards shall be granted and shall determine the nature and amount of each Award.

ARTICLE 5.  VALUE SHARING RIGHTS

         5.1 GRANT OF VALUE SHARING RIGHTS. Subject to the terms and conditions of the Plan, Value Sharing Rights may be granted to an Eligible Employee at any time and from time to time, as shall be determined by the Committee.

         The Committee shall have complete discretion in determining the number of Value Sharing Rights granted to each Participant and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such Awards.

         5.2 VALUE SHARING RIGHTS AWARD AGREEMENT. Each grant of Value Sharing Rights shall be evidenced by a Value Sharing Rights Award Agreement that shall specify the number of Value Sharing Rights granted, vesting provisions, performance measures, form of payment, the extent to which a Participant shall have the right to receive payment following termination of employment, and such other provisions as the Committee shall determine.

         5.3 TRANSFERABILITY. Value Sharing Rights may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and a Participant's rights with respect to Value Sharing Rights granted under the Plan shall be available during the Participant's lifetime only to such Participant or the Participant's legal representative.

ARTICLE 6.  BENEFICIARY DESIGNATION

         Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all



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of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

ARTICLE 7.  DEFERRALS

         The Committee may permit a Participant to defer the Participant's receipt of the payment of cash that would otherwise be due to such Participant under the Plan. If any such deferral election is permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

ARTICLE 8.  RIGHTS OF EMPLOYEES

         8.1 EMPLOYMENT. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, for any reason or no reason in the Company's sole discretion, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary.

         8.2 PARTICIPATION. No Employee shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.

ARTICLE 9.  CHANGE IN CONTROL

         The terms of this Article 9 shall immediately become operative, without further action or consent by any person or entity, upon a Change in Control of Company or a Change in Control of Subsidiary, and once operative shall supersede and take control over any other provisions of this Plan.

         Upon a Change in Control of Company, if the Plan does not continue after the effective date of the Change in Control of Company, all outstanding Awards of Value Sharing Rights shall vest in full and be exercisable in accordance with their terms.

         Upon a Change in Control of Subsidiary, as defined in Section 2.4(b)(iii), if the Plan is not continued after the effective date of the Change in Control of Subsidiary as to that Subsidiary, all outstanding Awards of Value Sharing Rights held by Participants who were Employees of that Subsidiary at the time of grant shall vest in full and be exercisable in accordance with their terms. Upon a Change in Control of Subsidiary, as defined in Section 2.4(b)(i) or (ii), all outstanding Awards of Value Sharing Rights held by Participants who were Employees of that Subsidiary at the time of grant shall vest in full and be paid



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out in cash to Participants based upon the value of the Subsidiary as of the effective date of the Change in Control of Subsidiary, including any premium that may be paid in connection with such Change in Control of Subsidiary, as may be determined in the sole discretion of the Committee.

ARTICLE 10.  AMENDMENT, MODIFICATION AND TERMINATION

         10.1 AMENDMENT, MODIFICATION AND TERMINATION. The Board may, at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part.

         10.2 AWARDS PREVIOUSLY GRANTED. No termination, amendment or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award, unless such termination, modification or amendment is required by applicable law and except as otherwise provided herein.

ARTICLE 11.  WITHHOLDING

         11.1 TAX WITHHOLDING. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to an Award made under the Plan.

ARTICLE 12.  SUCCESSORS

         All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 13.  LEGAL CONSTRUCTION

         13.1 GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular and the singular shall include the plural.

         13.2 SEVERABILITY. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

         13.3 REQUIREMENTS OF LAW. The granting of Awards under the Plan shall be subject to all applicable laws, rules and



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regulations, and to such approvals by any governmental agencies as may be required.

         13.4 GOVERNING LAW. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with, and governed by, the laws of the State of Delaware.



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